CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (File No. 811-7237 and 33-56339) ("Registration Statement") of our report dated November 17, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003 Annual Report of Putnam International New Opportunities Fund, a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 26, 2004